Exhibit 5.0
                                                  ___________



                        December 31, 1996



Cell Robotics International, Inc.
2715 Broadbent Parkway N.E.
Albuquerque, New Mexico  87107

     Re:  POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3 TO
          REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

     We have acted as counsel to Cell Robotics International, Inc. (the "Company") in connection with Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form SB-2 (the "Amended Registration Statement") to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 2,262,000 shares of Common Stock, $.004 par value ("Common Stock") and 115,000 Class A Common Stock Purchase Warrants ("A Warrants"). In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of twelve million five hundred thousand (12,500,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of Preferred Stock having a par value of $.04 each.

     3. The 1,917,500 shares of the Company's Common Stock being registered for sale and offered by the Selling Shareholders as more fully described in the Registration Statement are lawfully and validly issued, fully paid and non-assessable securities of the Company.

     4. The 230,000 shares of the Company's Common Stock issuable upon exercise of a Placement Agent's Warrant shall, upon valid exercise of such Warrant and issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

     5. The 115,000 A Warrants to be issued upon exercise of the Placement Agent's Warrant shall, upon the valid exercise of such Warrant and issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and exercisable in accordance with their terms.

     6. The 115,000 shares of the Company's Common Stock issuable upon exercise of the A Warrants shall, upon valid exercise of such Warrants and issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

                                   Sincerely,

                                   /s/ Nathan L. Stone

                                   Nathan L. Stone

NLS:at